 EXHIBIT 16.1

October 28, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:  WestMountain Asset Management, Inc.
        EIN: 26-1315305

Commissioners:

We were previously the principal accountants for West Mountain Asset Management, Inc. and we reported on the financial statements of West Mountain Asset Management, Inc. as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009.  We have not provided any audit services to West Mountain Asset Management, Inc. since the audit of the December 31, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of WestMountain Asset Management, Inc. through June 30, 2011. Effective October 28, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its amended Form 8-K.  We agree with the statements concerning our Firm in Item 4.01 of the amended Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado